1114 Avenue of the Americas New York, NY 10036 T 212.930.9400 E investors@istar.com Press Release iStar Reports First Quarter 2021 Results NEW YORK, April 29, 2021 iStar Inc. (NYSE: STAR) today reported results for the first quarter ended March 31, 2021. Highlights for the quarter include: o Net income (loss) of ($0.4) million or ($0.01) per diluted common share o Adjusted earnings of $22.7 million or $0.30 per diluted common share o $56 million of legacy asset sales proceeds o 6% net reduction of legacy asset portfolio o Safehold position totals 34.8 million shares, representing $2.4 billion in market value at quarter end “In the first quarter we continued to scale the ground lease ecosystem, reduce our legacy asset portfolio, and maintain a strong balance sheet,” said Jay Sugarman, Chairman and Chief Executive Officer. “We are pleased to see our progress begin to be reflected in the stock price and remain focused on executing our three-part strategy throughout the rest of the year.” The Company published a presentation detailing its results and a reconciliation of non-GAAP financial metrics, which can be found on its website, in the "Investors" section. The Company will host an earnings conference call reviewing this presentation beginning at 10:00 a.m. ET. This conference call will be broadcast live and can be accessed by all interested parties through iStar's website and by using the dial-in information listed below:

1114 Avenue of the Americas New York, NY 10036 T 212.930.9400 E investors@istar.com Dial-In: 877.336.4436 International: 234.720.6984 Access Code: 9807315 A replay of the call will be archived on the Company’s website. Alternatively, the replay can be accessed via dial-in from 2:00 p.m. ET on April 29, 2021 through 12:00 a.m. ET on May 13, 2021 by calling: Replay: 866.207.1041 International: 402.970.0847 Access Code: 4108868    iStar Inc. (NYSE: STAR) is focused on reinventing the ground lease sector, unlocking value for real estate owners throughout the country by providing modern, more efficient ground leases on institutional quality properties. As the founder, investment manager and largest shareholder of Safehold Inc. (NYSE: SAFE), the creator of the modern ground lease industry, iStar is using its national investment platform and its historic strengths in finance and net lease to expand the use of modern ground leases within the $7 trillion institutional commercial real estate market. Recognized as a consistent innovator in the real estate markets, iStar specializes in identifying and scaling newly discovered opportunities and has completed more than $40 billion of transactions over the past two decades. Additional information on iStar is available on its website at www.istar.com. Company Contact: Jason Fooks Senior Vice President Investor Relations & Marketing T 212.930.9400 E investors@istar.com